Exhibit  20.1

RAPIDTRON,  INC.
3151  Airway  Ave.
Bldg.  Q
Costa  Mesa,  CA  92626

                               DISSENTER'S NOTICE

To:  Rapidtron,  Inc.  Stockholders

     NOTICE IS HEREBY GIVEN pursuant to NRS 92A.430 of the Nevada General Corporation Law ("Nevada Law") that at the close of business on May 8, 2003, Rapidtron, Inc., a Nevada corporation ("RPDT"), RTI Acquisition Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of RPDT ("RTI SUB"), and Rapidtron Inc., a Delaware corporation ("Rapidtron"), completed a transaction whereby RTI SUB merged into Rapidtron (the "Merger"), and that pursuant to the Merger RPDT issued 9,599,997 shares of its common stock to the stockholders of Rapidtron in exchange for 100% of the issued and outstanding shares of Rapidtron's common stock. In addition, concurrent with closing the Merger (i) certain stockholders of RPDT cancelled 13,943,750 shares of common stock, (ii) two new directors were appointed to RPDT's board of directors, and (iii) Dr. John Veltheer resigned as a director and the sole officer of RPDT. These events resulted in a change of control of RPDT.

     RPDT first announced to the news media and general public, in a press release dated January 17, 2003, the terms of the Merger.

     The Merger became effective under Nevada Law upon filing of the Certificate of Merger with the Nevada Secretary of State on May 8, 2003. As a result of the Merger, Rapidtron is now a wholly-owned subsidiary of RPDT.

     You, as a stockholder of RPDT, have the election, exercisable on or prior to June 13, 2003, to seek appraisal for part of or all your shares by complying with the requirements of NRS 92A.380 of the Nevada Law including making a demand for appraisal on RPDT. Such demand must be:

     1)   made  on  the  attached  Form  of  Demand;
     2) accompanied by a stock certificate, if available, representing the number of shares of common stock that you are seeking appraisal for; and
     3) be delivered to Rapidtron, Inc. c/o Securities Law Institute via certified mail, at the address stated on the Form of Demand, on or prior to June 13, 2003.

     If such election is not properly made on or prior to June 13, 2003, your right to seek appraisal will be forfeited and you will retain the shares of RPDT common stock you currently hold.

     IF YOU DO NOT WANT TO DEMAND PAYMENT FOR YOUR SHARES, WHICH MEANS THAT YOU WOULD LIKE TO MAINTAIN YOUR CURRENT SHARE OWNERSHIP IN RPDT AS IT CURRENTLY EXISTS, YOU DO NOT HAVE TO TAKE ANY ACTION WITH REGARDS TO THIS NOTICE.

     Holders of shares of RPDT's common stock not represented by a stock certificate shall, upon receipt of the demand for payment by RPDT, be unable to transfer their shares until such time as the demand for payment is made by RPDT or withdrawn by the stockholder.

     RPDT has filed with the SEC a Definitive Information Statement in connection with the Merger and mailed the Definitive Information Statement to its stockholders. RPDT urges you to read the Information Statement and any other relevant documents relating to the Merger. The Definitive Information Statement contains important information about RPDT, Rapidtron, the Merger and related matters that should be considered by you before making any decision with regards to the Merger and related transactions. The Definitive Information Statement and other documents are available free of charge on the SEC's web site at www.sec.gov.
-----------

If you fail to demand payment in accordance with Section 92A-400 through 92A-480 for perfecting appraisal in the proper form or deposit your certificate(s) as described in this Dissenter's Notice, you will terminate your right to


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receive  payment  for  your  shares.  A  copy of NRS 92A.300 to 92A.500 has been attached to this notice for your review. HOWEVER, IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 92A, IF YOU ARE CONSIDERING DEMANDING PAYMENT FOR YOUR SHARES, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISORS.

     YOU  ONLY  NEED TO RESPOND TO THIS NOTICE IF YOU WISH TO DEMAND PAYMENT FOR
     ---------------------------------------------------------------------------
YOUR  SHARES  OF  RPDT  COMMON  STOCK.
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/s/
Steve  Meineke,
Corporate  Secretary

Costa  Mesa,  California
May  13,  2003


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